EXHIBIT 10.3

GRANT NOTICE

Executive RSUs

[Recipient Name]

Congratulations! You have been granted an award of restricted stock units (“RSUs”) of First Horizon National Corporation (“FHNC”) as follows:

AMOUNT OF AWARD:	Restricted Stock Units	GRANT DATE:
GOVERNING PLAN:	Equity Compensation Plan	VESTING DATE:	[abt 3 yrs after grant]

Your award of restricted stock units (“RSUs”) recognizes your value to First Horizon National Corporation (“FHNC”). This award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the vesting period. Also, this award is subject to the terms and restrictions of FHNC’s Compensation Recovery Policy (“Policy”) as in effect during the vesting period; amendments after the Grant Date may apply to this award.

This award is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the Vesting Date; but (b) if your termination of employment occurs because of your death, permanent disability, or approved retirement (normal or early), the RSUs generally will be forfeited pro-rata in proportion to the part of the vesting period during which you are not employed. In the case of retirement: retirement treatment must be approved by the Committee; the Committee may impose conditions to receiving such treatment; and the Committee may deviate from pro-rationing. The Committee’s general requirements to approve retirement are described in the Procedures. The Committee or its delegate will document death or determine whether disability or retirement status has been achieved and apply pro-rationing. RSUs may be suspended pending any such determinations and approvals. In any of those cases in (b), vesting of the non-forfeited RSUs will accelerate unless, in the case of approved retirement, the Committee determines otherwise.

Other forfeiture provisions apply to this RSU award. Currently the Plan and Policy provide for forfeiture or recovery of amounts paid at vesting if you engage in certain types of misconduct. In addition, this award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this award will be forfeited, or if already vested you must pay in cash to FHNC the gross pre-tax value of this award measured at vesting, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FHNC or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any and all of its subsidiaries or affiliates. The restriction period for this award begins on the Grant Date and ends on the second anniversary of the Vesting Date. By accepting this award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages, bonuses, or commissions owed, among other things, to satisfy any repayment obligation.

RSUs are not shares of stock, have no voting rights, and are not transferable. Each RSU that vests will result in one share of FHNC common stock being issued to you, subject to withholding for taxes. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested RSUs in cash, based on the fair market value of FHNC common stock on the Vesting Date.

Your RSUs will accrue cash dividend equivalents to the extent cash dividends are paid on common shares prior to vesting. From the Grant Date until the Vesting Date, dividend equivalents accumulate (without interest) as if each RSU were an outstanding share. To the extent that RSUs vest, the accumulated dividend equivalents associated with vested RSUs will be paid in cash shortly after vesting. Dividend equivalents associated with forfeited RSUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of RSUs as provided in the Plan and Procedures.

Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the Vesting Date and the amount of dividend equivalents paid to you. As of the Grant Date, the Committee’s Procedures provide that FHNC will withhold shares and cash at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of this award this year. If you make a Section 83(b) election, it will result in the forfeiture of this award.

QUESTIONS ABOUT YOUR RSU AWARD?

Important information concerning the Plan and this RSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your RSU award or need a copy of the Governing Plan, related prospectus, or current Procedures, contact Fidelity Investment’s Executive Relationship Officer at             . For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at                                         .